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                                                                    EXHIBIT 2.4


                THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of October 13, 1998 (this "Third Amendment"), by and among STAR Telecommunications, Inc., a Delaware corporation (the "Acquiror"), IIWII Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror ("Newco"), and United Digital Network, Inc., a Delaware corporation (the "Company").

                                R E C I T A L S
                                ---------------

     A. The parties to this Third Amendment entered into that certain Agreement and Plan of Merger dated as of November 19, 1997, as amended to date (the "Merger Agreement"), which sets forth the terms and conditions pursuant to which the Merger would be consummated.

     B. The parties to this Third Amendment hereby wish to amend the Merger Agreement on the terms set forth below.

     C. Capitalized terms not otherwise defined herein shall have the meanings therefor in the Merger Agreement.


                               A G R E E M E N T
                               -----------------

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

     1. Conversion. Section 2.1(a) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

         "(a) Each of the issued and outstanding shares of the Common Stock, $.01 par value, of the Company ("Common Stock"), other than (i) Dissenting Stock, as defined below, or (ii) shares of Common Stock held in the treasury of the Company, shall be automatically converted into the right to receive consideration per share (the "Merger Consideration") consisting of that portion of a share (the "Exchange Ratio") of the Acquiror's Common Stock, $0.001 par value per share ("Acquiror Common Stock"), determined by dividing US$2.05 by the average closing price of Acquiror's Common Stock on the Nasdaq National
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     Market for the five (5) trading days prior to the Effective Time (the
     "Average Price"), provided that, if the Average Price is equal to or greater than $27.50, the Exchange Ratio shall be determined by using $27.50 as the Average Price, and provided further that, if the Average Price is equal to or less than $14.00, the Exchange Ratio shall be determined by using $14.00 as the Average Price."

     2.  Termination, Amendment and Waiver.

         (a) Section 8.1(e) of the Merger Agreement is hereby amended by deleting the date "July 15, 1998" in the first line and replacing such date with "January 15, 1999".

         (b) To add a new Section 8.1(h) of the Merger Agreement to read in its entirety as follows:

         "(h) by the Company if the average closing price per share of Acquiror's Common Stock on the Nasdaq National Market for five (5) consecutive trading days is equal to or less than $6.00."

     3. Loans to Company. Notwithstanding anything to the contrary set forth in each of (i) the promissory note dated November 19, 1997 issued by Company in favor of Acquiror in the principal amount of $2.5 million and (ii) the promissory note dated February 2, 1998 issued by Company in favor of Acquiror in the principal amount of $2 million (collectively, the "Promissory Notes"), the unpaid principal amount of each of the Promissory Notes from the date of this Third Amendment until paid in full shall bear interest at a rate equal to the "Prime Rate" per annum minus one percent (1%); provided, however, that in no event shall the interest rate exceed the maximum rate permitted by applicable law. For purposes of the Promissory Notes, the term "Prime Rate" shall mean the prime rate as reported in the Wall Street Journal on the date hereof and as reset on each Reset Date (as defined in each of the Promissory Notes). Notwithstanding anything to the contrary set forth in each Promissory Note, all interest outstanding on the principal amount of the Promissory Notes shall be paid in full on the Maturity Date) as defined in each of the Promissory Notes).

     4. No Further Amendment. Except as otherwise set forth in this Amendment, the Merger Agreement shall remain in full force and effect without further amendment, modification or alteration.




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     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



ACQUIROR:                        STAR Telecommunications, Inc.


                                 By:  /s/ Mary A. Casey
                                    ----------------------------------
                                    Mary A. Casey
                                    President



NEWCO:                           IIWII Corp.


                                 By:  /s/ Mary A. Casey
                                    ----------------------------------
                                    Mary A. Casey
                                    President



COMPANY:                         United Digital Network, Inc.


                                 By:  /s/ John R. Snedegar
                                    ----------------------------------
                                    John R. Snedegar
                                    Chief Executive Officer














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